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                                                                EXHIBIT 10.2

                                 AMENDMENT NO. 3
                                       TO
                       TELEDYNE TECHNOLOGIES INCORPORATED
                      EXECUTIVE DEFERRED COMPENSATION PLAN

                         Effective as of January 1, 2004

Preamble: Under the Teledyne Technologies Incorporated 1999 Non-Employee Director Stock Compensation Plan, as amended (the "Non-Employee Director Plan"), each Non-Employee Director is permitted to defer his or her Annual Retainer Fees under and in accordance with the Teledyne Technologies Incorporated Executive Deferred Compensation Plan, as amended (the "Plan"). The Non-Employee Director Plan is being amended to permit deferral of Meeting Fees under the Plan beginning with the calendar year commencing January 1, 2004, and consequently, it is necessary to simultaneously and separately amend this Plan. In addition, by virtue of this amendment, effective beginning with the calendar year commencing January 1, 2004, the Plan is being amended to permit a Non-Employee Director to specify that all or a portion of his or her Annual Retainer Fees and Meeting Fees deferred on or after January 1, 2004 be deemed invested in a Fund mirroring an investment in Common Stock of the Company.

      1.    Article 11 of the Plan is hereby amended to add the following:

   11.3     Non-Employee Director Meeting Fees.

                  a. Effective for Meeting Fees (as defined in the Non-Employee Director Plan) payable on or after January 1, 2004, a Non-Employee Director shall be permitted to defer one hundred percent (100%) of his or her Meeting Fees for the then applicable calendar year under and in accordance with the terms and conditions of the Plan.

                  b. Effective as of January 1, 2004, the definition of "Compensation" set forth in Section 11.1(c) of the Plan, as applied to a Non-Employee Director, shall include Meeting Fees.

   11.4     TDY Common Stock Phantom Fund.

            Notwithstanding anything in the Plan to the contrary, including
            Section 4.2 of the Plan, beginning with the calendar year commencing January 1, 2004, for Non-Employee Directors only, there shall be created a Fund, to be called the "TDY Common Stock Phantom Fund", in which a Non-Employee Director may specify that all or any portion of his or her Annual Retainer Fees and Meeting Fees deferred on or after January 1, 2004, designated in whole percentages, be deemed to be invested and which Fund shall mirror an investment in Common Stock of the Company; provided, however, that if and to the extent the Company pays dividends, such dividends shall not be deemed to be reinvested in Common Stock of the Company, but shall be deemed to be invested in the default Fund then selected by the Committee. Once a Non-Employee Director specifies that any of his or her Compensation for a calendar year shall be invested in the TDY Common Stock Phantom Fund, such Non-Employee Director may not change such allocations nor may such Non-Employee Director diversify out of, or roll other amounts into, the TDY Common Stock Phantom Fund. Payments from the TDY Common Stock Phantom Fund shall be in cash and not Common Stock of the Company.

      2. Capitalized terms used and not otherwise defined in this Amendment No. 3 shall have the meanings ascribed to such terms in the Plan.